CUSIP SERVICE BUREAU

--------------------------------------------------------------------------------
STANDARD & POOR'S, a division of The McGraw-Hill Companies, Inc.
25 Broadway, New York, NY 10004

                                                              September 29, 1998

MR. CARLTON PHILLIPS
CENTURY PACIFIC FINANCIAL CORP
1422 N. 44TH STREET, #211
PHOENIX, AZ 85008

MR. PHILLIPS:

This is in response to your request for the assignment of a Corporate Cusip Number to:

ISSUER: CENTURY PAC FINL CORP

CUSIP              DESCRIPTION                             RATE      MATURITY
156644  1  0  6    COM

Please call me at (212) 208-8341 with any questions.

                                             Sincerely yours,

                                             Gerard Faulkner
                                             Manager
                                             CUSIP Service Bureau

The assignment of a CUSIP number of a particular security by Standard & Poor's is not intended by Standard & Poor ?????????, and should not be construed as an agreement of such security, a recommendation to purchase, sell or hold such security or an opinion as to the legal validity of such security.

CUSIP Trademark of the Committee on Uniform Security Identification Procedures. The American Bankers Association.